Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-236287, 333-187884, 333-218385, and 333-227654 on Form S-8 and in Registration Statement No. 333-236452 on Form S-3 of our reports dated February 23, 2022, relating to the financial statements of Taylor Morrison Home Corporation, and the effectiveness of Taylor Morrison Home Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Phoenix, Arizona
February 23, 2022